EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT (this "AGREEMENT") is made and entered into by and between INTERLAND, INC., a Georgia corporation having its principal executive offices located at the business address of 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303 (the "COMPANY"), and JEFFREY M. STIBEL, an individual residing at the address indicated in EXHIBIT 1 ("EXECUTIVE"). Company and Executive enter into this Agreement as of the date they each have signed it, but the Agreement shall be effective as of the date established pursuant to Section 2.1, below.


     WHEREAS, Company desires to employ Executive with the title indicated in
EXHIBIT 1 and the parties wish to establish certain terms and conditions of such employment by entering into this Agreement; and


     WHEREAS, Executive desires to continue such employment with Company on the terms and conditions set forth in this Agreement.


     NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby agree as follows:

     1. Employment; Regular Compensation.

     1.1 Company agrees to employ Executive with the title indicated in EXHIBIT 1 and Executive agrees to serve in such capacity on the terms and conditions set forth in this Agreement.

     1.2 Company shall pay Executive an initial base salary (the "BASE SALARY") as set forth in EXHIBIT 1. The Base Salary is expressed as an annual amount solely for reference purposes, and shall be payable to Executive on a bi-weekly basis. In its sole discretion, the Company may increase (but not decrease) Executive's Base Salary and other compensation and benefits.

     1.3 Company shall pay Executive an annual bonus (the "BONUS") in the amount indicated on EXHIBIT 1 based upon Executive achieving reasonable goals and metrics established by the Board and Executive within 60 days following the date hereof. The Bonus shall be payable quarterly within ten days following the close of each fiscal quarter, and pro rated for the actual number of days in any period of less than a full fiscal quarter.

     1.4 Company will grant Executive non-qualified stock options (the "OPTIONS") for the purchase of ONE MILLION SEVEN HUNDRED THOUSAND (1,700,000) shares of the Company's common stock at an exercise price per share equal to the closing price of the common stock of the Company on the date of this Agreement, vesting in thirty-six (36) equal monthly installments, beginning one month following the date of this Agreement. Company and Executive acknowledge that the Options are subject to material terms and conditions set forth in that certain Option Agreement executed by them contemporaneously with this Agreement. Company shall file a Registration Statement on Form S-8 covering the exercise of the option and resale of the underlying shares by Executive (including a resale prospectus to the extent required by applicable law) within thirty days following the date hereof; provided, however, that if Company counsel provides a legal opinion that Form S-8 is not available for such registration, Company and Executive shall agree on an alternative means for such registration.

     1.5 Upon commencement of Executive's employment hereunder, Executive shall initially be entitled to four weeks paid vacation. Additional vacation time in accordance with Company's vacation policies applicable to senior executives.

     1.6 Company shall promptly reimburse Executive for all reasonable and necessary business expenses incurred by Executive in connection with the business of Company and the performance of his duties under this Agreement, subject to compliance with Company's reimbursement policies and procedures applicable to Company's senior executives.

     1.7 Company shall pay or reimburse Executive for all costs (including premiums, employee contributions and similar payments) of a health and medical benefit plans for Executive and his family, comparable to the medical benefits Executive currently has; provided, however, that if payment of such costs by Company is prohibited by applicable law, Company shall pay Executive a monthly stipend sufficient to cover Executive health care costs. In addition, Executive shall be eligible to participate in all group life, disability insurance, retirement plans, or other employee, health and welfare benefits made available generally to other employees of Company. Company agrees to maintain appropriate directors' and officers' insurance for the benefit of Company's officers and directors (including Executive) to cover liabilities associated with serving as an officer and director of Company.

     1.8 Company and Executive further agree to the other terms set forth in
EXHIBIT 3 to this Agreement.

     2. Effective Date; Indefinite Term.

     2.1 This Agreement shall be deemed in full force and effect as of the date it is executed by the parties below and Executive employment hereunder shall commence on August 11, 2005, along with the execution of any exhibits hereto;

     2.2 This Agreement has an indefinite term, and Executive's employment by Company hereunder may be terminated at will by either party at any time, with or without Cause (as defined in Section 6.1, below) or any reason, voluntary or involuntary, and with or without prior notice. Certain provisions of this Agreement, however, as more fully set forth in Section 5, below, provide for the payment of benefits to Executive upon the specified circumstances of termination of Executive's employment with Company, and certain other provisions, as more fully set forth below in Section 11, below, may continue in effect beyond the date of such termination. Executive expressly acknowledges and agrees that employment with Company is on an "at will" basis, and that this Agreement does not provide a guarantee of continued employment, notwithstanding any other provision in this Agreement.

     3. Duties. Executive shall report to the Board of Directors (the "BOARD"). Executive shall faithfully and diligently perform all such acts and duties, and furnish such services, as are assigned to Executive by the Board or such person as it may designate consistent with Executive's position as Chief Executive Officer of a publicly traded company.

     4. Efforts; Conflicts of Interest. During Executive's employment by Company, Executive shall devote his full business time and efforts to Company and its business during normal business hours, and shall safeguard and promote its lawful interests. During Executive's employment by Company, Executive shall not, either directly or indirectly, engage in or enter into any business or perform any services for any other person, firm, association, or corporation that conflicts with Executive's efforts to Company or with Company's business interests, except for: (a) serving on the board of directors of any other entity that is not in competition with Company (subject to Company's approval, which shall not be unreasonably withheld or delayed); (b) activities approved in writing in advance by the Executive's supervising officer or the Board, which approval shall not be unreasonably withheld or delayed; (c) passive investments in entities that do not involve Executive providing any advice or services to the businesses in which the investments are made, or which do not violate written Company policies, including without limitation any policy relating to conflicts of interest or business ethics; or (d) those activities noted in
EXHIBIT 3.

     5. Benefits Upon Termination of Employment.

     5.1 By Company for Cause or by Executive Without Good Reason. If Executive's employment is terminated by Company for Cause or by Executive Without Good Reason (as defined in Section 6.5, below), then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Base Salary and accrued vacation pay through such termination date; (b) Company shall pay to Executive any earned but unpaid Bonus and other incentive compensation or bonuses through the termination date, subject to the terms of the applicable bonus plan, including without limitation any eligibility requirements or any limitations on such payment under applicable law; (c) Company shall pay all unpaid reimbursable expenses pursuant to Section 1.6; and (d) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable. Under such circumstances, no further payments or benefits (except as otherwise required by law) shall be provided to Executive. The terms "Cause" and "Without Good Reason" shall have the meaning set forth in Section 6, below.

     5.2 By Company for Nonperformance Due to Disability. If Executive's employment is terminated by Company for Nonperformance Due to Disability, then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Base Salary and accrued vacation pay through such termination date; (b) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Bonus and other incentive compensation or bonuses through the termination date, subject to the terms of the applicable bonus plan, including without limitation any eligibility requirements or any limitations on such payment under applicable law; (c) Company shall pay all unpaid reimbursable expenses pursuant to Section 1.6; (d) Company shall provide Executive with such other payments and benefits as may be permitted under the Company's short- or long-term disability plans, to the extent applicable, and subject to the terms and conditions of such plans, including without limitation any eligibility requirements; (e) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable; and (f) Company shall pay to Executive, as severance benefits, the severance benefits amount indicated in EXHIBIT 1 (the "SEVERANCE Benefits"). The term "Nonperformance Due to Disability" shall have the meaning set forth in Section 6, below.

     5.3 By Company Other Than for Cause or by Executive for Good Reason. If Executive's employment is terminated by Company other than for Cause or by Executive for Good Reason (as defined in Section 6.3, below), or if Executive's employment is terminated by Company within six (6) months following either a Change in Control or a Corporate Transaction, then Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that: (a) Company shall pay to Executive and, if applicable, Executive's heirs, any earned but unpaid Base Salary and accrued vacation pay through such termination date; (b) Company shall pay to Executive any earned but unpaid Bonus and other incentive compensation or bonuses through the termination date, subject to the terms of the applicable bonus plan, including without limitation any eligibility requirements or any limitations on such payment under applicable law; (c) Company shall pay all unpaid reimbursable expenses pursuant to Section 1.6; (d) Company shall permit Executive to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable; and (e) Company shall pay to Executive, as severance benefits, the Severance Benefits.

     5.4 Death of Executive. In the event of Executive's death, Executive's employment and all other obligations hereunder shall automatically terminate and the Company's obligation to pay compensation and benefits under this Agreement shall immediately terminate, except that Company shall pay to Executive's estate: (a) Executive's Base Salary and accrued vacation pay through the end of the calendar month in which Executive's death occurs; (b) Executive's earned but unpaid Bonus and other incentive compensation or bonuses through the date of Executive's death, subject to the terms and conditions of the applicable Bonus Plan, including without limitation any eligibility requirements or any limitations on such payment under applicable law; (c) all unpaid reimbursable expenses pursuant to Section 1.6; (d) Company shall permit Executive's heirs to receive continuation of the benefits as set forth in Section 5.5, below, to the extent applicable and allowed by law and subject to the terms of such plans; and
(e) the Severance Benefits.

     5.5 Benefits Continuation. Upon termination of Executive's employment, Company shall permit Executive and, if applicable, Executive's family members, to continue to participate in Company's employee benefits plans, to the extent required or allowed by law and subject to the terms of such plans and applicable law.

     5.6 Conditions to Payment of Severance Benefits. In the event Company is obligated to pay Executive (or his estate or heirs, if applicable) the Severance Benefits pursuant to any provisions of this Section 5, the Severance Benefits shall be paid in a lump sum, within fifteen days following such termination date, subject to the following conditions: (x) Executive shall execute a written, complete waiver and release of all claims against Company relating to Executive's employment by Company or any termination thereof, within any applicable consideration or execution periods and in a form that is acceptable to Company; and (y) Executive does not later revoke such waiver and release of claims within any revocation period required by applicable law.

     5.7 Acceleration of Vesting. In the event of a termination of Executive's employment pursuant to Sections 5.2, 5.3 or 5.4, above, (i) all options to purchase Company shares or restricted stock of Company then held by Executive shall automatically become vested and exercisable by Executive and all such options and (ii) all options shall remain exercisable by Executive for the greater of (A) one year after the termination date, (B) in the event that the Company's stock is not then listed on a national stock exchange or quoted on the Nasdaq National Market System or Nasdaq SmallCap, the options will remain exercisable until such time as the underlying the shares are so listed or quoted, or (C) the remaining term of the option.

     6. Definitions.

     6.1 "CAUSE" shall mean termination of Executive's employment by Company for one or more of the following reasons: (a) Executive has materially breached a fiduciary duty owed to Company; (b) Executive has engaged in dishonesty, fraud, gross negligence or willful malfeasance in the performance of Executive's duties or during the course of Executive's employment which is materially adverse to Company; (c) upon the willful and continued failure by Executive substantially to perform Executive's duties with the Company (other than by reason of Nonperformance Due to Disability as defined below); (d) Executive has willfully violated written Company policies which results in material injury to Company or Executive has violated Company's Code of Conduct required by Section 406 of the Sarbanes-Oxley Act of 2002; (e) Executive has been convicted of a felony or of any crime involving moral turpitude which results in material injury to Company, and affirmation of such conviction following the exhaustion of all appeals; or
(f) Executive has materially breached the terms of Sections 4, 7, or 8 of this Agreement or the material terms of the Confidentiality and Non-Competition Agreement, or any other material breach of this Agreement; provided, however, that in each case Company shall give Executive 30 days prior written notice of Company's intended action, specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, Executive does not cure such event, activity or omission prior to the end of such 30 day time period.

     6.2 "DISABILITY" shall have the meaning ascribed to such term or its variations, such as "Disabled," in Company's long-term disability plan, or in the absence of such plan, a meaning consistent with the definition of permanent and total disability under Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

     6.3 "GOOD REASON" shall mean that one or more of the following events has occurred and, after giving Company written notice of the occurrence and of Executive's intention to resign from employment and Company not curing the event within 30 days of receipt of such written notice: (a) an adverse change in Executive's title, reporting duties, duties or responsibilities, without Executive's consent; (b) a reduction in Executive's then-current Base Salary (at the annualized rate) or other compensation or benefits, without Executive's consent; (c) a relocation of Executive's principal place of employment by more than a 50 mile radius of 303 Peachtree Center Avenue, Suite 500, Altanta, GA 30303, without Executive's consent; or (d) a relocation of Executive's principal place of employment within the first 24 months of Executive's employment hereunder by more than 25 miles, but less than 50 miles, unless Executive consents to such relocation or Company agrees to reimburse Executive for any reasonable moving costs incurred by Executive as a result of such relocation.

     6.4 "NONPERFORMANCE DUE TO DISABILITY" shall mean that, if because of Disability, Executive is unable to perform the essential functions of Executive's job, with or without reasonable accommodation, for a period of 30 consecutive days in any calendar year.

     6.5 "WITHOUT GOOD REASON" shall mean termination or resignation of Executive's employment by Executive other than for Good Reason.

     6.6 "CHANGE IN CONTROL" shall mean a change in ownership or control of the Company effected through either (A) the acquisition, directly or indirectly, by a person or related group of persons (other than the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities pursuant to a tender or exchange offer made directly to the Company's stockholders; (B) the acquisition, directly or indirectly, in any transaction by any person or related group of persons (other than Executive) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities; or (C) a; change in the composition of the Board over a period of 24 consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members described in clause
(i) who were still in office at the time the Board approved such election or nomination.

     6.7 "CORPORATE TRANSACTION" shall mean either (a) a merger or consolidation or sale of the Company's equity securities in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred or issued to a person or persons different from the persons holding those securities immediately prior to such transaction, or (B) the sale, transfer or other disposition, in a single transaction or series of related transactions, of all or substantially all of the Company's assets in complete liquidation or dissolution of the Company.

     7. Non-Disparagement. Executive shall not at anytime make false, misleading or disparaging statements about the Company, its parent, subsidiaries or affiliates, including any of their products, services, management, directors, officers, employees, and customers.

     8. Confidential Information and Covenants Not to Compete. The parties agree that Executive's services to Company are of a unique value and that confidential and proprietary information about Company has been or will be obtained by, disclosed or otherwise made available to Executive as a result of Executive's employment with Company. Accordingly, as a condition to Executive's employment, Executive and Company also are entering into the Confidentiality, Invention Assignment, and Non-Competition Agreement attached hereto as EXHIBIT 2 (the "CONFIDENTIALITY AND NON-COMPETITION AGREEMENT").

     9. Dispute Resolution Process. All disputes between Executive and Company that otherwise could be resolved in court shall be resolved instead by the following alternative dispute resolution process (the "PROCESS").

     9.1 Disputes Covered. This Process applies to all disputes between Executive and Company, including those arising out of or related to this Agreement or Executive's employment by Company. Disputes subject to this Process include but are not limited to pay disputes, contract disputes, legal disputes, wrongful termination disputes, and discrimination, harassment or civil rights disputes. This Process applies to disputes Executive may have with Company and also applies to disputes Executive may have with any of Company's employees or agents so long as the person with whom Executive has the dispute is also bound by or consents to this Process. This Process applies regardless of when the dispute arises and will remain in effect after Executive's employment with Company ends, regardless of the reason it ends. This Process does not apply, however, to any workers' compensation or unemployment compensation claims, to the extent applicable under the circumstances.

     9.2 Negotiation and Mediation. Executive and Company agree to attempt to resolve all disputes first by direct negotiations. If direct negotiations are not successful, the parties shall then use mediation. They shall first attempt to agree upon a mediator. If unable to agree upon a mediator, the parties shall request and conduct mediation under the American Arbitration Association's National Rules for the Resolution of Employment Disputes. Unless otherwise agreed by the parties, any mediation sessions shall be held in Atlanta, Georgia. Temporary or interim injunctive relief may be sought without mediating first. Any failure to mediate shall not affect the validity of an arbitration award or the obligation to arbitrate.

     9.3 Arbitration. If the dispute is not resolved through negotiation and mediation, the parties shall request, and either party may demand, arbitration pursuant to the American Arbitration Association's National Rules for the Resolution of Employment Disputes. Unless otherwise agreed by the parties, any arbitration hearing shall be held in Atlanta, Georgia. The decision of the arbitrator shall be final and binding on the parties and on all persons and entities claiming through the parties. Submission of their dispute to arbitration shall be the exclusive means for resolving the dispute, to the exclusion of any trial by a court or jury. All disputes that are not resolved by agreement (in mediation or otherwise) shall be determined by binding arbitration.

     9.4 Injunctive Relief. Either party may request a court to issue such temporary or interim relief (including temporary restraining orders and preliminary injunctions) as may be appropriate, either before or after mediation or arbitration is commenced. The temporary or interim relief shall remain in effect pending the outcome of mediation or arbitration. No such request shall be a waiver of the right to submit any dispute to mediation or arbitration.

     9.5 Employment Status. This Process does not affect the status of the employment relationship between the parties, which as stated above in Section
2.2 shall be "at will;" nor does this Process guarantee continued employment by the Company, require discharge only for cause, or require any particular corrective action or discharge procedures.

     10. Notification. Executive hereby authorizes the Company, or any of its employees or designated representatives or counsel, to notify Executive's actual or future employers or any governmental agency of any terms of this Agreement or the Confidentiality and Non-Competition Agreement and Executive's responsibilities or obligations hereunder.

     11. Severability; Survival of Provisions. If any part of this Agreement or any part of the Confidentiality and Non-Competition Agreement is held by any legal authority to be unenforceable or is severed by any legal authority, the remainder of such agreement shall be enforced to the maximum extent allowed by applicable law. Certain provisions of this Agreement, including confidential information and covenants not to compete (Section 8), dispute resolution process (Section 9), notification (Sections 10 and 21), and governing law (Section 18) of this Agreement, and all of the provisions of the Confidentiality and Non-Competition Agreement, shall survive after any such legal determination, after Executive's employment by Company ends regardless of the reason it ends, and shall be enforceable regardless of any such determination or any claim Executive may have against Company.

     12. Relief for Breach. Because any breach by Executive of Sections 4, 7, and 8 of this Agreement or of the Confidentiality and Non-Competition Agreement would result in continuing material and irreparable harm to Company, and because it would be difficult or impossible to establish the full monetary value of such damage, Company shall be entitled to injunctive relief in the event of any such breach by Executive. Injunctive relief is in addition to any other available remedy, including termination of this Agreement and damages. In the event of any threatened willful breach of this Agreement by Executive to Company, Company may suspend any payment of Base Salary due to Executive under this Agreement and, if Executive has breached this Agreement, any remaining amounts to be paid under this Agreement shall be forfeited except as expressly provided in Section 5. In the event of any breach by either party which results in court-ordered relief, the breaching party shall reimburse the non-breaching party for its reasonable attorneys' fees and other expenses incurred to obtain such relief.

     13. Waiver. No waiver of any provision of this Agreement shall be valid unless in writing, signed by the party against whom the waiver is sought to be enforced. The waiver of any breach of this Agreement or failure to enforce any provision of this Agreement shall not waive any later breach.

     14. Binding Effect. This Agreement is binding upon the parties and their personal representatives, heirs, successors and permitted assigns.

     15. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which, taken together, shall constitute a single agreement.

     16. Complete Agreement. This Agreement, together with the attached Confidentiality and Non-Competition Agreement, is the final and complete expression of the parties' agreement relating to Executive's employment by the Company. Without limiting the foregoing, this Agreement replaces and supersedes any prior employment agreements between Executive and Company, or its parent, subsidiaries, predecessors or affiliates, and each party to this Agreement hereby releases and holds harmless the other party from any obligations or liability with respect thereto. The parties acknowledge and agree that they are not entering into this Agreement in reliance on anything not set out in this Agreement. This Agreement shall control over any inconsistent policies or procedures of Company affecting Executive's employment, whether in effect now or adopted later, but Company's policies and procedures that are consistent with this Agreement, whether in effect now or adopted later, shall apply to Executive's employment according to the terms thereof.

     17. Payroll Withholding. All payments of Base Salary, incentives, bonuses, Severance Benefits and other compensation payable to Executive pursuant to this Agreement or otherwise shall be subject to the customary withholding for income taxes as determined appropriate by the Company, and shall be subject to other withholdings or deductions as required with respect to such compensation paid by a corporation to any employee.

     18. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without giving effect to the provisions thereof relating to choice of laws. Each party hereby irrevocably (a) consents to the jurisdiction and venue for any legal action with the state courts in Fulton County, Georgia and federal courts in the Northern District of Georgia, Atlanta Division, unless injunctive relief is sought by Company and, in Company's judgment, that relief might not be effective unless obtained in some other venue; and (b) waives any jurisdictional defenses (including personal jurisdiction and venue) to any such action. These provisions do not give any party a right to proceed in court in violation of the Dispute Resolution Process under Section 9, above.

     19. Successors And Assigns. All rights and duties of Company under this Agreement shall be binding on and inure to the benefit of its successors, assigns or any company which purchases or otherwise acquires it or all or substantially all of its operating assets by any method. This Agreement shall not be assignable by Executive other than the right to receive benefits being passed by will or by the laws of descent and distribution. This Agreement shall not be assignable by Company without the prior written consent of Executive, such consent not be unreasonably withheld.

     20. Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter and may not be amended except by an instrument in writing signed by both parties; it shall not be amended orally or by course of dealing.

     21. Notices. All notices required or permitted under this Agreement shall be in writing and may be personally served or mailed by registered or certified U.S. mail, postage prepaid and addressed as follows:




         If to Company:             Interland, Inc.
                                    303 Peachtree Center Avenue
                                    Suite 500
                                    Atlanta, Georgia 30303

         If to Executive:           Address specified in EXHIBIT 1

Any of the above addresses may be changed at any time by notice given as provided above; provided, however, that any such notice of change of address shall be effective only upon receipt. All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered or telecopied, and 3 business days after the date of mailing, if mailed by registered or certified mail, return receipt requested.





INTERLAND, INC.                         EXECUTIVE


By:
    ------------------------------      ----------------------------------------

Name:                                   Name:    Jeffrey M. Stibel
    -----------------------------

Title:                                  Date:
    ------------------------------            ----------------------

Date:
    --------------------


Attachments

Exhibit 1   Title, Base Salary and Address

Exhibit 2   Confidentiality, Invention Assignment, and Non-Competition Agreement

Exhibit 3   Other Terms

                                    EXHIBIT 1

Executive:     Jeffrey M. Stibel

Title:         Chief Executive Officer

Base Salary:    The Base Salary shall initially be $0. In the event Executive's employment with Company hereunder continues for a period of more than 3 years without a salary increase, on or before the third anniversary of the effective date of Executive's employment Company and Executive agree to negotiate in good faith a Base Salary for Executive commensurate with the then-current market rate for executives with similar background and experience of Executive and for the position which Executive will serve with Company.

Bonus:         $100,000

Severance      If applicable, the Severance Benefits will be equal to
Benefits:      $350,000. Executive and Company acknowledge that the foregoing
               Severance Benefits are appropriate in light of the Executive's current Base Salary of $0.

Address:        28910 Hampton Place
                Malibu, CA  90265

                                    EXHIBIT 2
      CONFIDENTIALITY, INVENTION ASSIGNMENT, AND NON-COMPETITION AGREEMENT

INTERLAND, INC. AND ITS SUBSIDIARIES, with a place of business located at 303 Peachtree Center Avenue, Suite 500, Atlanta, Georgia 30303 ("Interland"), and the undersigned managerial employee ("Employee"), agree, in connection with Employee's employment by Interland and in consideration of the rights and benefits given to Employee in connection with such employment (the receipt and consideration of which is hereby acknowledged) agree as follows.

1)   Confidentiality.

     a) During Interland's employment of Employee (whether in Employee's current capacity or in any other future capacity), Interland may disclose to Employee, either orally, in writing or by other means, trade secrets and proprietary information concerning Interland's business, finances, products, customers, vendors, computer technology and other technical, commercial or financial affairs of Interland which are not in the public domain and which have been reasonably restricted by Interland as confidential, hereinafter referred to as the "CONFIDENTIAL INFORMATION."

     b) Employee shall hold in trust and confidence the CONFIDENTIAL INFORMATION and shall not disclose such CONFIDENTIAL INFORMATION to any third party, except as agreed by Interland in writing.

     c) Employee agrees not to use the CONFIDENTIAL INFORMATION for any purpose other than in the performance of Employee's duties as an employee of Interland.

     d) Employee's obligations in this Section 1 will not apply to any CONFIDENTIAL INFORMATION which was: (i) at the time of disclosure to Employee, in the public domain; (ii) after disclosure to Employee, published or otherwise, becomes part of the public domain through no fault of Employee; (iii) without a breach of duty owed to Interland, in Employee's possession at the time of disclosure to Employee; (iv) received after disclosure to Employee of such information from a third party who had a lawful right to and, without a breach of duty owed to Interland, did disclose such information to Employee; or (v) independently developed by Employee without reference to CONFIDENTIAL INFORMATION.

     e) The covenants of confidentiality set forth herein (i) will apply after the date hereof to any CONFIDENTIAL INFORMATION disclosed to Employee and (ii) will continue and must be maintained from the date hereof until termination of Employee's employment, plus (A) with respect to trade secrets (as defined by applicable law), at any and all times after termination of Employee's employment during which such trade secrets retain their status as such under applicable law; and (B) with respect to CONFIDENTIAL INFORMATION, for a period equal to the shorter of two (2) years after termination of Employee's employment, or until such CONFIDENTIAL INFORMATION no longer qualifies as CONFIDENTIAL INFORMATION under this Agreement or applicable law.

2)   Inventions

     a) Employee hereby irrevocably assigns to Interland all of Employee's rights to all Subject Inventions (as defined below) in the United States and all other countries and the right to claim priority therein. "Subject Invention" means any Invention (as defined below) which is conceived by Employee solely or jointly with others and (i) relates to the actual or anticipated business, research or development of Interland, (ii) results from any work performed by Employee using any equipment, facilities, materials, Confidential Information or personnel of Interland, or (iii) is suggested by or results from any task assigned or performed by Employee for or on behalf of Interland. "Invention" means any idea, invention, discovery, improvement, innovation, design, process, method, formula, technique, machine, article of manufacture, composition of matter, algorithm or computer program, as well as improvements thereto.

     b) If Employee has previously conceived of any Invention or acquired any ownership interest in any Invention, which: (i) is Employee's property, solely or jointly; (ii) is not described in any issued patent as of the commencement of Employee's employment with Interland; and (iii) would be a Subject Invention if such Invention was made while an Interland employee; then Employee must, at Employee's election, either: (i) provide Interland with a written description of the Invention on Exhibit 2.1, in which case the written description (but no rights to the Invention) shall become the property of Interland; or (ii) provide Interland with the license described in
          Section 2(c) of this Agreement.

     c) If Employee has previously conceived or acquired any ownership interest in an Invention described above in Section 2(b) and Employee elects not to disclose such Invention to Interland as provided above, then Employee hereby grants to Interland a nonexclusive, paid up, royalty-free license to use and practice the Invention, including a license under all patents to issue in any country which pertain to the Invention.

     d) If Employee owns any issued United States Patent or foreign equivalent thereof, or Employee is an inventor, either individually or jointly, of any issued United States Patent or foreign equivalent thereof, Employee must provide the United States Patent number and/or foreign number for any such patent or foreign equivalent thereof in Exhibit
          2.1. Otherwise, Employee represents that Employee owns no United States Patent or foreign equivalent thereof, individually or jointly, except those described on Exhibit 2.1.

     e) Employee agrees that should Interland elect to file an application for patent, either in the United States or in any foreign country on a Subject Invention for which Employee is an inventor, Employee will execute all necessary documentation relating to the patent application, including formal assignments to Interland, and will cooperate with attorneys or other persons designated by Company to provide all information necessary for the prosecution of the patent application(s) in the United States and any foreign country. Employee also agrees to assist Interland in every proper way to maintain its patents during and following the period of employment including, but not limited to, the performance of all lawful acts, such as the giving of testimony in any interference proceedings, infringement suits, or other litigation, as may be deemed necessary or advisable by Interland.

3)   Copyrights.

     a) Employee agrees that any Works (as defined below) created by Employee in the course of Employee's duties as an employee of Interland are subject to the "Work for Hire" provisions contained in Sections 101 and 201 of the United States Copyright Law, Title 17 of the United States Code. "Work" means any copyrightable work of authorship, including without limitation, any technical descriptions for products and services, user's guides, graphical works, audiovisual works, sound recordings, advertising materials, computer programs, web sites and content and any contribution to such materials. All right, title and interest to copyrights in all Works that have been or will be prepared by Employee within the scope of Employee's employment with the Company will be the property of the Company. Employee further agrees that, to the extent the provisions of Title 17 of the United States Code do not vest the copyrights to any Works in the Company, Employee hereby assigns to the Company all right, title and interest to copyrights that Employee may have in the Works.

     b) If Employee owns any ownership interest in any Work, Employee will list any such Work on Exhibit 2.1. Otherwise, Employee will not claim any ownership rights in any Works, except those described on Exhibit 2.1.

     c) Employee also agrees to assist the Company in every proper way to maintain its Copyrights during and following the period of employment including, but not limited to, the performance of all lawful acts, such as the giving of testimony in any infringement suits or other litigation as may be deemed necessary or advisable by the Company.

4) Non-Solicitation of Customers. During the term of Employee's employment by Interland and for a period of six (6) months following the termination of such employment, Employee shall not, either directly or indirectly, on Employee's behalf or on behalf of others (a) solicit, divert or appropriate to any Competing Business (as defined below) or (b) attempt to solicit, divert or appropriate to any Competing Business, any business from any customer or actively sought prospective customer of Interland with whom Employee had contact on behalf of Interland. "Competing Business" means any business organization of whatever form engaged, either directly or indirectly, which is the same as, or substantially the same as, the Business of Interland. "Business of Interland" means the business of developing and providing Web hosting and related services and products including without limitation email services, website development and hosting and e-commerce services.

5) Non-Solicitation of Employees. During the term of Employee's employment by Interland and for a period of one (1) year following the termination of Employee's employment, Employee shall not, either directly or indirectly, on Employee's own behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any person employed by Interland at any facility where Employee performed services or any person employed by Interland with whom Employee had regular contact in the course of Employee's employment by Interland.

6)   Contracts With Others

     a) Employee agrees to provide to the Company, upon the execution and delivery of this Agreement, a copy of the pertinent portions of any employment, consulting or subcontracting agreement and other similar documents, (described on Exhibit 2.1), executed by Employee with a former employer or any business or person with which Employee has been associated, which prohibits Employee during a period of time from: (i) competing with or participating in a business which competes with Employee's former employer or business; (ii) soliciting personnel of the former employer or business to leave the former employer's employment or to leave the business; or (iii) soliciting customers of the former employer or business on behalf of another business.

     b) Employee represents to the Company that Employee has not entered into any agreement with any other party which purports to require Employee to assign any Work or any Invention created, conceived or first practiced by Employee during a period of time which includes the date of Employee's commencement of employment with the Company nor is Employee subject to any law, court order or regulation which purports to require such assignment, except as described on Exhibit 2.1. Employee will obtain and provide to the Company a copy of the above-described agreement(s) and a reference to any such law, court order or regulation.

7) Non-Competition Employee acknowledges that he or she is being hired by Interland because of his or her unique skills and abilities and that, by virtue of being hired by Interland, Employee will learn special, unique and confidential matters pertaining to Interland and the Business of Interland. Employee agrees that, during Employee's employment and for six (6) months after the termination of Employee's employment for any reason (such period being the "Non-Competition Period"), Employee will not, directly or indirectly, (i) be employed (whether as an employee or as a consultant) for the purpose of providing Protected Services to a Competing Business in the Protected Territory, (ii) purchase or accept a beneficial interest in a

     Competing Business in the Protected Territory (except that Employee may purchase publicly-traded securities in Competing Businesses so long as Employee's holdings in such Competing Business do not exceed one percent (1%) of the aggregate outstanding shares in such Competing Business, or
     (iii) serve as on the board of directors or similar governing body of any Competing Business. For purposes of this Section, "Protected Territory" means (y) the area within fifty (50) miles of Interland's headquarters location on the date Employee's employment is terminated and (z) the area within fifty (50) miles of Employee's primary place of work on behalf of Interland on the date Employee's employment is terminated. For purposes of this Section, "Protected Services" means those services and other services reasonably related thereto that Employee is being hired to provide to Interland.

8) Miscellaneous. This Agreement may not be amended, nor any obligation waived, except in a writing signed by Interland and Employee. This Agreement is not assignable or delegable in whole or in part by Employee without the written consent of Interland. This Agreement shall be governed and construed by the laws of the State of Georgia, without reference to conflict of law principles. An executed original of this Agreement may be delivered by facsimile, which shall be binding as an original. If any part of this Agreement is held by any legal authority to be unenforceable or is severed by any legal authority, the remainder of such agreement shall be enforced to the maximum extent allowed by applicable law.



INTERLAND, INC.                         EXECUTIVE


By:
    ------------------------------      ----------------------------------------

Name:                                   Name:    Jeffrey M. Stibel
    -----------------------------

Title:                                  Date:
    ------------------------------            ----------------------

Date:
    --------------------

                                Works of Employee

Inventions:       (None, unless listed here)  __________________________________
                  ______________________________________________________________
                  ______________________________________________________________

Patents:          (None, unless listed here)  __________________________________
                  ______________________________________________________________
                  ______________________________________________________________

Copyrights:       (None, unless listed here)  __________________________________
                  ______________________________________________________________
                  ______________________________________________________________


Executive has until Friday, August 12, 2005 to provided a complete "Works of Employee" schedule in a form acceptable to Company.

                                    EXHIBIT 3
                                   OTHER TERMS

1. Executive and Company agree that Executive will subscribe for, and purchase, 250,000 shares of the Company's common stock, at purchase price equal to the closing price reported for such common stock on the NASDAQ market system on the date of this Agreement, pursuant to that certain Subscription Agreement between Executive and Company executed contemporaneously with this Agreement.

2. Company agrees to nominate Executive for election to the Company's Board of Directors in the proxy solicitation for the Company's 2005 Annual Meeting of Shareholders, presently scheduled for August 31, 2005. So long as Executive serves in the capacity of Chief Executive Officer of Company, the Board of Directors (or nominating committee thereof) shall nominate Executive to serve as a Director of the Company, and shall use its best efforts to cause the stockholders of the Company to so elect Executive. Executive acknowledges that it is a condition to such appointment that Executive complete the Company's standard form Directors & Officers Questionnaire.

3. Company represents to Executive that it intends to nominate Alex Kazerani for election to the Company's Board of Directors in the proxy solicitation for the Company's 2005 Annual Meeting of Shareholders, presently scheduled for August 31, 2005

4. Other Activities: Executive serves on the Board of Directors of Applied Cognition Labs, Inc., SeaVista Development, LLC, Thinmail, Inc., Worldwide Media Works, LLC and Axon Sleep Research Lab, Inc., and may in the future serve on the board of directors of successors or related entities of such company. Executive shall be permitted to continue his involvement with these organizations, both as a partial owner, board member and as his services are needed to promote the organizations' interests. Executive may serve on the board of directors (or similar oversight body) of the Brown Entrepreneurship Program and Tufts Entrepreneurial Leadership Program. From time to time, Executive may be asked to sit on student-run boards or participate at an advisory level, and Company hereby agrees and consents to such activities.

5. Executive will relocate his residence to the Atlanta metropolitan area within six (6) months of the date of the Agreement at his sole expense. The Company will reimburse Executive's reasonable travel, lodging, meals and incidental expenses for up to ninety (90) days following the Agreement date so long as Executive has not yet completed such relocation.

6. Excise Tax: In the event that any acceleration benefits provided for in this Agreement or in any agreement between Executive and the Company governing the issuance to Executive of stock options or shares of restricted stock (i) constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "CODE") and (ii) would be subject to the excise tax imposed by Section 4999 of the Code (the "EXCISE TAX") but an exemption from the application of Section 280G of such Code can be made by an appropriate shareholder vote pursuant to Section 280G(b)(5)(A) of the Code, then the Company may, at its election, pursue a favorable shareholder vote to assure that the Excise Tax and the provisions of Section 280G of the Code are not applicable with respect to such benefits. To the extent that any payment or distribution of any time to or for the benefit of Executive by the Company, or any affiliate of the Company, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Code and the regulations thereunder), or any affiliate of such person, whether paid or payable or distributed or distributable under this Agreement or otherwise ("PAYMENTS"), is or will be subject to the Excise Tax, then Company will pay Executive an additional payment (a "GROSS-UP PAYMENT") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any income tax, employment tax, or Excise Tax, imposed upon the Gross Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such payments. The determination of whether the Payments are subject to Excise Tax will be made by a nationally recognized accounting firm selected by the Company and reasonably acceptable to Executive (the "ACCOUNTING FIRM"). The Accounting Firm will provide its determination (the "DETERMINATION"), together with detailed supporting calculations and documentation, to the Company and Executive within ten (10) days of the termination date of Executive's employment. If the Accounting Firm determines that no Excise Tax is payable by Employee with respect to the Payments, it will furnish the Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payments and, absent manifest error, such Determination will be binding, final and conclusive upon the Company and Executive.